EXHIBIT 5.1

801 California Street Mountain View, CA 94041	650.988.8500 Fenwick.com

March 5, 2021

Fortinet, Inc.

899 Kifer Road

Sunnyvale, California 94086

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-253341) (the “Registration Statement”) filed by Fortinet, Inc., a Delaware corporation (the “Company”), on February 22, 2021 with the Securities and Exchange Commission under Rule 462(e) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale, from time to time by the Company of one or more series of its debt securities (the “Debt Securities”) with an indeterminate aggregate principal amount of the Debt Securities as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Securities Act. With the prospectus and prospectus supplements, which comprise part of the Registration Statement, the Company may offer and sell the Debt Securities from time to time or on a continuous basis.

The Company proposes to sell up to an aggregate of $1,000,000,000 Debt Securities under the Registration Statement (the “Offering”) pursuant to an indenture dated as of March 5, 2021 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), such Debt Securities consisting of an aggregate of $500.0 million principal amount of the Company’s 1.000% Notes due 2026 (the “2026 Notes”) and $500.0 million principal amount of the Company’s 2.200% Notes due 2031 (the “2031 Notes,” and together with the 2026 Notes, the “Takedown Securities”), all of which will be sold pursuant to the Underwriting Agreement, dated as of February 24, 2021 (the “Underwriting Agreement”), by and among the Company and the entities referred to therein as the Underwriters.

In rendering this opinion, we have examined the following:

(1)

the Company’s Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 22, 2018 and certified by the Secretary of State of the State of Delaware on March 3, 2021 (the “Restated Certificate”);

(2)

the Company’s Amended and Restated Bylaws, as amended and restated on July 17, 2020, as certified to us on March 5, 2021 by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”);

(3)	the Registration Statement (together with the exhibits filed as part thereof and the exhibits incorporated by reference therein);

(4)

the base prospectus dated February 22, 2021 comprising part of the Registration Statement, as amended (the “Base Prospectus”), the preliminary prospectus supplement relating to the Securities dated February 24, 2021 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”), and the final prospectus supplement dated February 24, 2021 in the form first used to confirm sales of Takedown Securities (or in the form first made available to you by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) in connection with the confirmation of sales of the Takedown Securities (the “Final Prospectus Supplement” and, together with the Basic Prospectus, the “Prospectus”);

(5)

the minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) pursuant to which the Restated Certificate and Bylaws were approved and adopted and the resolutions of the Board (or a duly authorized committee of the Board) pursuant to which the approval of the filing of the Registration Statement, the sale and issuance of the Takedown Securities and other related matters were approved or adopted (collectively, the “Resolutions”) that have been delivered to us by, and certified to us by, the Company for the purposes of rendering this opinion;

(6)	the fully executed Indenture;

(7)	the fully executed Underwriting Agreement;

(8)	the forms of the Takedown Securities;

(9)	the officer’s certificate dated as of March 5, 2021 signed by the Company and delivered by the Company to the Trustee pursuant to the terms of the Indenture;

(10)	a Management Certificate addressed to us and dated March 5, 2021 executed by the Company containing factual and other representations (the “Management Certificate”); and

(11)

a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated March 3, 2021, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Delaware, a Certificate of Status issued by the Secretary of State of the State of California dated March 3, 2021, stating that the Company is qualified to do business under the laws of the State of California, and a letter from the California Franchise Tax Board dated March 4, 2021, stating that the Company is in good standing with that agency.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and the due authorization, execution and delivery of all documents where authorization, due execution and delivery are prerequisites to the effectiveness thereof (other than the due authorization of those documents described above requiring authorization by the Company). We have also assumed that, if and to the extent that the Takedown Securities are issued in certificated form, the certificates representing the Takedown Securities will be, when issued, properly signed by authorized officers of the Company or their agents, properly authenticated in accordance with the terms of the Indenture and delivered to the intended recipients with the intent that the Company be bound thereby.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Takedown Securities, there will not have occurred any change in law affecting the legality or validity of the Takedown Securities. We also assume that the Indenture has been validly authorized, executed and delivered by the Trustee and the Underwriting Agreement has been validly authorized, executed and delivered by the Underwriters.

In rendering this opinion we have examined such matters as we have deemed necessary in order to render this opinion, including our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company to us, including, but not limited to, those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and this opinion is rendered only with respect to, and no opinion is expressed herein concerning the application or effect of the laws of any jurisdiction other than, (i) the currently existing laws of the United States of America, (ii) the currently existing laws of the State of California, and (iii) solely with respect to whether or not the Debt Securities are the valid and binding obligations of the Company, the currently existing laws of the State of New York.

This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations on, and exceptions to, the enforceability of the Takedown Securities:

(a)

the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

(b)

the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law; and

(c)	the effect of laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

Based upon the foregoing, we are of the opinion that the Takedown Securities, when issued, sold and delivered by the Company (i) in the manner and for the consideration approved by the Board (or a duly authorized committee of the Board) in accordance with the Resolutions and stated in the Prospectus Supplement, and (ii) pursuant to, and in accordance with, the terms of the Underwriting Agreement, then the Takedown Securities will be validly issued and will constitute valid and binding obligations of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

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This opinion is intended solely for use in connection with the issuance and sale of the Takedown Securities under the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts, circumstance or law that may occur after the date of this letter. We assume no obligation to advise you, or any other person or entity, of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any opinion expressed herein.

Very truly yours, FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP